As filed with the Securities and Exchange Commission on August 1, 1995 Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                EXAR CORPORATION
             (Exact name of registrant as specified in its charter)
       Delaware               3674                94-1741481
     (State or other     (Primary Standard     (I.R.S. Employer
     jurisdiction of     Industrial            Identification Number)
     incorporation or    Classification Code
     organization)       Number)
                                2222 Qume Drive
                           San Jose, California 95131
                                 (408) 434-6400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           Thomas R. Melendrez, Esq.
                                EXAR CORPORATION
                                2222 Qume Drive
                           San Jose, California 95131
                                 (408) 434-6400
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:
                              Peter F. Stone, Esq.
                             COOLEY GODWARD CASTRO
                               HUDDLESON & TATUM
                             Five Palo Alto Square
                          Palo Alto, California 94306
                                 (415) 843-5000
        Approximate date of commencement of proposed sale to the public:

   As soon as practicable after the Registration Statement becomes effective. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.   "

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the
earlier effective registration statement for the same offering.    "
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   "

If  delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   "

                        CALCULATION OF REGISTRATION FEE

                                            Proposed
                               Proposed     Maximum
Title of                       Maximum      Aggregate       Amount
Securities to be  Amount to be Offering     Offering Price  ofRegist
Registered        Registeres   Price per    (1)             ration
                               Share (1)                    Fee

Common Stock,
$.0001 par        43,334       $31.50       $1,365,021      $470.70
value.....


 (1)Estimated solely for the purpose of calculating the amount of the registration fee based on the average of the high and low sales prices on the Nasdaq National Market on July 25, 1995.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               TABLE OF CONTENTS

                                                  Page

Available Information                             2
Additional Information                            2
Incorporation of Certain
   Documents by Reference                         2
Risk Factors                                      3

Use of Proceeds                                   5
Selling Stockholders                              6
Plan of Distribution                              7
Legal Matters                                     7
Experts                                           7


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   Subject to Completion, dated August 1, 1995

                                   PROSPECTUS

                                 43,334 Shares



                                EXAR CORPORATION


                                  Common Stock

This Prospectus relates to 43,334 shares of Common Stock, par value $.0001 (the "Common Stock") which are being offered and sold by certain stockholders
(the "Selling Stockholders") of Exar Corporation (the  "Company").   The
Selling Stockholders, directly or through agents, broker-dealers or underwriters, may sell the Common Stock offered hereby from time to time on terms to be determined at the time of sale, in transactions on the Nasdaq National Market or in privately negotiated transactions. The Selling Stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Act. The Company will not receive any proceeds from the
sale of shares by the Selling Stockholders.   See  "Selling Stockholders" and
"Plan of Distribution."

The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "EXAR." The last reported sales price of the Company's Common Stock on the Nasdaq National Market on July 28, 1995 was $38.00 per share.

 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" ON PAGE 3.
         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


No underwriting commissions or discounts will be paid by the Company  in
connection with this offering.   Estimated  expenses payable  by  the  Company
in connection with this offering are $15,000. The aggregate proceeds to the Selling Stockholders from the Common Stock will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any. See "Plan of Distribution."

The   Company   has  agreed  to  indemnify   the   Selling Stockholders,  and
the  Selling  Stockholders  have  agreed   to indemnify  the  Company  against
certain  liabilities,  including liabilities under the Act.


August      1995
       ----

                             AVAILABLE INFORMATION

The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-
2511.   Copies  of   suchmaterial  can  be  obtained at prescribed rates from
the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock of the Company is quoted on
the  Nasdaq  National  Market.   Reports  and   otherinformation  concerning
the Company  may  be  inspected   at  the National  Association  of  Securities
Dealers,  Inc.  at  1735  K Street, N.W. Washington, D.C. 20006.

                             ADDITIONAL INFORMATION

A registration statement on Form S-3 with respect to the Common Stock offered hereby (the "Registration Statement") has been filed with the Commission under the Act. This Prospectus does not contain all of the information contained in such Registration Statement and the exhibits and schedules
thereto,   certain portions  of  which have been omitted pursuant to the  rules and regulations  of  the  Commission.  For further  information  with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference  is hereby made to the copy of such contract or document filed as  an
exhibit   to   the  Registration  Statement.   The   Registration Statement,
including exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington, D.C., 20549, upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
  The following documents, filed or to be filed with the Commission under the Exchange Act are hereby incorporated by reference into this
Prospectus:

     (i) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995;

     (ii) The Company's quarterly report on form 10Q for the quarter ended June 30, 1995;

      (iii) The Company's Proxy Statement for its annual meeting of stockholders to be held on August 31, 1995 (other than the portions thereof identified as not deemed filed with the Commission; and

     (iv) The Description of Capital Stock contained in the Company's  Form  S-3
Registration  Statement  filed   with   the Commission on May 18, 1995.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference herein or into such documents). Such request may be directed to Exar Corporation, Attention: Thomas R. Melendrez, Esq., 2222 Qume Drive, San Jose, California 95131, telephone (408) 434-6400.

                                  THE COMPANY

The Company was incorporated in California in 1971 and reincorporated in Delaware in October 1991. Unless the context otherwise requires, references
in  this  Prospectus   to   the "Company"   or   "Exar"  refer  to  Exar
Corporation   and   its subsidiaries.   The Company's executive offices  are
located at 2222 Qume Drive, San Jose, California 95131, and its telephone number is (408) 434-6400.

                                  RISK FACTORS

In addition to the other information in this Prospectus, prospective investors should consider the following factors in evaluating the Company and its business before purchasing any shares of the Common Stock hereby offered.

Integration of Operations. Since May 1994, Exar has acquired four companies in separate transactions. Most recently, Exar acquired Silicon
Microstructures,  Inc.  ("SMI")  through   the purchase  of  all of the
outstanding capital stock of SMI (the "Transaction") pursuant to that certain Agreement and Plan of Reorganization among Exar, SMI, Rohm Corporation and James W. Knutti, Henry V. Allen and Rohm U.S.A. Inc. (the "Plan of Reorganization"). If Exar is to realize the anticipated benefits of these acquisitions, the operations of these companies must be
integrated   and   combined   efficiently.    The   process    of rationalizing
supply  and distribution  channels,  computer  and accounting  systems  and
other  aspects  of  operations,   while managing a larger entity, will present a
significant challenge to the management of Exar. There can be no assurance that the integration process will be successful or that the anticipated benefits of these business combinations will be fully realized. The dedication of management resources to such integrations  may detract  attention
from the day-to-day business  of  Exar.   The difficulties  of  these
integrations may  be  increased  by  the necessity  of  integrating  personnel
with  disparate   business backgrounds  and  combining different corporate
cultures.   There can  be  no  assurance that there will not be  substantial costs associated with such activities or that there will not  be  other material
adverse  effects  of these integration  efforts.   Such effects could materially
reduce the short-term earnings of Exar. Exar expects to incur a charge in its first quarter ended June 30, 1995, currently estimated to be $2.0 million to $2.5 million, to reflect the write-off of purchased SMI in-process research and development. This amount is a preliminary estimate only and is therefore subject to change. In addition, there can be no assurance that Exar
will  not  incur  additional  charges   in subsequent  quarters  to  reflect
costs associated with these acquisitions. The integration and efficient combination of the operations of these companies will present increased challenges to Exar's management due to Exar's obligations to operate some of these companies in a number of fundamental respects as separate business
entities.   Such  restrictions  on  Exar's  ability  to completely  integrate the operations of these companies may present unforseen business difficulties, for example, by further complicating the rationalization of supply and distribution channels, accounting systems and other aspects of the
companies' operations.    Moreover,  such  restrictions  may   further   tax
management's resources and detract attention from the day-to-day business of Exar. There can be no assurance that there will not be additional costs associated with such efforts or that other material adverse effects will not result. Such effects could further reduce the short-term earnings of Exar.

  Factors Affecting Operating Results. Exar believes its future operating results will be subject to quarterly and annual variations based on a wide variety of factors, including customer demand for Exar's products, changes in product mix, competitive pressures on prices and prices charged by Exar's suppliers. The semiconductor industry has historically been characterized by business cycles, with economic downturns resulting in diminished
product  demand  and erosion of average selling  prices.   Exar's future
operating results could be adversely affected by a downturn in this market or by the failure of one or more of its customers to compete successfully in such market. The markets for components used in personal computer and consumer electronics products are extremely price competitive.

Dependence On New Products. Exar's operating results will depend to a significant extent on its ability to continue to introduce new products. In particular, the consumer markets being addressed by Exar are characterized by shorter product life cycles and more rapid technological change than the markets traditionally addressed by Exar. The success of Exar's new products will depend on several factors, including the ability to anticipate customer requirements, timely introduction of new products to the market
and market acceptance. There  can  be  no assurance   that   Exar's  new
products  will  be   successfully developed,  or  will  receive  or  maintain
substantial   market acceptance.

Discontinuation of Product Line.  In May 1995,  Exar  announced the
discontinuance  of  its  mass  storage  product   line,   a historically  low
margin business. In the year ended March 31, 1995, sales of mass storage products were approximately $20 million and the product line generated a small operating loss. The Company is currently evaluating the assets
associated  with this   product   line  and  other  costs  associated   with
the cancellation of these products. There can be no assurance that Exar will be able to efficiently utilize these assets in existing or new product lines. Exar has made a claim against its foundry supplier for recovery of write-offs it may incur related to the termination of this product line.
Dependence  On  Outside  Fabrication Facilities.   All  of  the semiconductor
wafers used in the manufacture of Exar's  products are processed to Exar's
specifications by outside suppliers.   In particular, Rohm Corporation ("Rohm")
is Exar's primary source of CMOS  wafers and BiCMOS wafers and Exar's sole
source of  bipolar wafers.   Exar  has  generally received  adequate  deliveries
of wafers  and  adequate  yield and quality  of  product.   Rohm  is
contractually obligated to supply Exar with bipolar wafers pursuant to a long-term agreement and has committed to provide Exar with wafers at a price
that is commercially favorable.   The parties  are finalizing an agreement for
the supply of CMOS and BiCMOS wafers. However, if for any reason wafer shipments were delayed or its suppliers encountered yield or quality problems in the future, Exar's operating results would be adversely affected. In addition, because Exar has not qualified second sources for many of its products, Exar would encounter lengthy delays if for any reason it was forced to establish alternative manufacturing arrangements.

  Pursuant to the same agreement, Rohm is contractually obligated to  provide
foundry  services for the  SMI  business.   The  SMI business  is dependent upon
Rohm for certain processing steps so if for any reason Rohm was delayed or unable to perform these services, the SMI business would be adversely affected.

 While Exar believes that it has an adequate wafer supply to meet its currently anticipated needs, there can be no assurance that in the future Exar will
receive sufficient quantities of wafers at   favorable   prices  on  a  timely
basis.   If   the   wafer manufacturers  which  Exar  currently  uses  to
manufacture its products suffer a material curtailment of their manufacturing operations, Exar could incur manufacturing delays of between three and six months. Although Exar believes that there is an adequate level of high quality wafer manufacturing capacity available world-wide which could perform manufacturing for Exar in those circumstances, there is no assurance that Exar would be able to arrange sufficient alternative manufacturing capacity on comparable terms or within that time period if
its  current suppliers  curtailed  or  halted  manufacturing.   Should   wafer
capacity limitations occur because of increased demand for Exar's products or otherwise, Exar may be unable to meet demand for its products in a timely fashion, which could result in customer dissatisfaction and decreased revenues.

  Litigation and Patents. As is typical in the semiconductor industry, Exar has from time to time received, and may in the future receive, communications from third parties asserting patent rights, copyrights or other intellectual property rights covering Exar's products or processes. There can be no assurance that other intellectual property claims will not be made against Exar, or that any such claims or litigation proceedings will not
be   decided  against  Exar.  In  order  to  continue  using  the technologies subject to such claims, Exar may be required to obtain licenses and make royalty payments. There can be no assurance that Exar will be able to obtain such licenses on commercially reasonable terms.

  Key Personnel. Exar's future success depends in large part on the continued service of certain of Exar's key technical and management personnel and on Exar's ability to continue to attract and retain qualified employees, particularly those highly skilled design, process and test engineers involved in the manufacture of existing products and the development of new products and processes. The competition for such personnel is intense, and the loss of key employees, most of whom are not subject to an employment agreement for a specified term or a post-employment non-competition agreement, could have a material and adverse effect on Exar. Exar has employment agreements with James W. Knutti and Henry V. Allen, the founders of SMI, for three years.

  Environmental Regulations. Exar is subject to a variety of federal, state and local governmental regulations relating to the purchase, storage, use, release and disposal of toxic, volatile or otherwise hazardous chemicals. Although Exar believes that it has all permits necessary to conduct its business, the failure to comply with present or future regulations could result in the imposition of fines on Exar. Exar and certain other parties are currently involved in a dispute with Siemens Components, Inc. arising out of alleged groundwater releases of environmental contaminants by Exar at a site formerly occupied by Exar in Sunnyvale, California. Exar is also involved in a groundwater contamination and clean-up matter relating to a Santa Clara site that is presently occupied by Exar. Although Exar does not believe that these matters will have a material adverse effect on Exar's business, there can be no assurance that there will not be such an adverse effect.

  Dependence  on  Assembly Subcontractors.  Exar's  products  are currently
assembled  to  Exar's  specifications  by  independent subcontractors.   Exar's
reliance on subcontractors  to  assemble its   products  involves  significant
risks,  including  reduced control  over delivery schedules, the potential lack
of  adequate capacity    and   potential   misappropriation   of   proprietary
intellectual property. Failure to obtain products on a timely basis could delay product delivery to Exar's customers, thereby materially adversely
affecting Exar's businesses.  In  addition, Exar   presently  utilizes
semiconductor  assembly   contractors located  throughout  Asia.  Offshore
assembly  operations  entail certain   political  and  economic  risks,
including   political instability and expropriation, currency controls and changes in tax laws, tariffs and freight rates. Exar's operations could be materially adversely affected if the operations of any major supplier are interrupted, or if air transportation from Asia is disrupted, for a substantial period of time.

 Variation in Production Yields. The manufacture and assembly of semiconductor products is highly complex and sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment,
impurities in the materials  used  and the   performance  of  manufacturing
personnel  and   production equipment.  No assurance can be given that Exar or its suppliers will not experience yield problems in the future, which could result in a material adverse effect on Exar's results of operations.
See  " Dependence  on  Outside   Fabrication Facilities."

  Intense  Competition.  The semiconductor industry is  intensely competitive
and  is  characterized  by  price  erosion,   rapid technological change and
heightened international competition  in many   markets.    Exar   competes
with   major   domestic   and international  semiconductor  companies,  many  of
which   have substantially  greater financial and other  resources  than  Exar with which to pursue engineering, manufacturing, marketing and distribution of their products. New entrants may also increase competition in the semiconductor market. The ability of Exar to compete successfully in the rapidly evolving area of integrated circuit technology depends on factors both within and outside of its control, including success in designing and subcontracting the manufacture of new products that implement new technologies, adequate sources of raw materials such as wafers and plastics, protection of Company products by effective utilization of intellectual property laws and other security measures, product quality, reliability, price, efficiency of production, the pace at which customers incorporate Exar's integrated circuits into their products, success of competitors' products and general economic conditions. There is no assurance that Exar will be able to compete successfully in the future.

  Foreign Trade and Currency Exchange. Approximately 74% of Exar's revenues in fiscal 1994 and approximately 61% in fiscal 1995, were derived from sales to foreign customers. In addition, although a majority of Exar's manufacturing is done domestically, Exar purchases its assembly services from foreign subcontractors. Both the manufacture and sale of Exar's products may be
adversely affected   by   political   or   economic   conditions    abroad.
Protectionist trade legislation in either the United States or foreign countries could adversely affect Exar's ability to manufacture or to
sell in foreign markets.   Even  though  Exar primarily  transacts business
internationally in United States currency (except for Japan, where Exar transacts business in Japanese Yen), currency exchange fluctuations in countries in which Exar does business (other than Japan) could materially adversely affect Exar by resulting in pricing that is not competitive with prices denominated in local currencies. The Company generally enteres into foreign currency contracts to hedge currency exposure in Japan.

  Possible Volatility of Stock Price. Since the initial public offering of Exar Common Stock in 1985, the market value of Exar Common Stock has been
subject to significant fluctuation.   The market  price of Exar Common Stock may
continue to be subject to significant fluctuations in response to operating results and other factors. In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or
disproportionate to the operating  performance  of companies.   These
fluctuations, as well as general economic and market conditions, may adversely affect the market price of Exar Common Stock.


                                USE OF PROCEEDS

  The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders in the offering.

                              SELLING STOCKHOLDERS

  The  following  table  sets forth  the  names  of  the  Selling Stockholders, the number of shares of Common Stock owned beneficially by each of them as of June 30, 1995 and the number of shares which may be offered pursuant to this Prospectus. This information is based upon information provided by the Selling Stockholders. The Selling Stockholders may offer all, some or none of their Common Stock.

                                        Number      Shares
                Shares Beneficially     of Shares   Beneficially Owned
                Owned Prior to Offering(1)          being   After Offering(1)(3)
Name            Number    Percent(2)    Offered     Number  Percent (2)

James  W.  Knutti (4)     22,667        *           22,667  0    *

Henry  V.  Allen (5)      15,111        *           15,111  0    *

Rohm  U.S.A. Inc.(6)      5,556         *           5,556   0    *


*    Less than one percent.

(1) Unless otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

(2) Applicable percentage of ownership is based on 9,605,106 shares of Common Stock outstanding on June 30, 1995.

(3)  Assumes the sale of all shares offered hereby.

(4)  Dr.  Knutti  is  a  director, President and Chief  Executive Officer of
SMI.

(5) Dr. Allen is Vice President of SMI and was formerly a director of SMI.

(6)  The  President and Chairman of the Board of Rohm U.S.A. Inc. was  formerly
the  Chairman of the  Board  of  Exar.   Rohm Corporation, a wholly-owned
subsidiary of Rohm U.S.A. Inc., provides manufacturing and foundry services for Exar. Until March 31, 1995, Exar provided certain MIS and accounting services for Rohm Corporation and until March 31, 1994, Exar provided certain security, legal and environmental services for Rohm Corporation.

                             PLAN OF DISTRIBUTION

The   shares  of  Common  Stock  offered  by  the  Selling Stockholders may be sold from time to time to purchasers directly by any of the Selling Stockholders acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, any of the Selling Stockholders may from time to time offer the Common Stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Stockholders and/or the purchasers of shares for whom they may act as agent. Sales may be made on the Nasdaq National Market or in private transactions. In addition to sales of Common Stock pursuant to the Registration Statement of which this Prospectus is a part, the Selling Stockholders may sell such Common Stock in compliance with Rule 144 promulgated under the Act.

The Selling Stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the Common Stock offered hereby may be deemed to be underwriters within the meaning of the Act, and any discounts, commissions or concessions received by them and any profit on the resale of the Common Stock purchased by them might be deemed to be underwriting discounts and commissions under the Act.

In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Pursuant to the Plan of Reorganization, the Company has agreed to register the Selling Stockholders' Common Stock under applicable Federal and state
securities  laws  under  certain circumstances  and  at  certain  times.   The
Company will pay substantially all of the expenses incident to the offering and sale of the Common Stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated to be $15,000. The above-referenced agreement provides for cross-indemnification of the Selling Stockholders and the Company to the extent permitted by law, for losses,
claims, damages,   liabilities  and  expenses  arising,   under   certain
circumstances, out of any registration of the Common Stock.

                                 LEGAL MATTERS

The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward Castro Huddleson & Tatum, Palo Alto, California.

                                    EXPERTS

The financial statements and schedules of Exar Corporation as of March 31, 1995 and 1994 and for each of the years in the three-year period ended March 31, 1995 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, Independent Certified Public Accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee.

Registration fee                                $   500
Printing and engraving expenses                   2,000
Legal fees and expenses                           8,000
Accounting Fees and Expenses                      2,500
Nasdaq fee                                        2,000
  Total                                       $  15,000


Item 15.  Indemnification of Officers and Directors.

The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase agreement or redemption.

The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons
against  expenses,  judgments,   fines, settlements  and  other amounts actually
and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its listed enterprises, subject to certain limitations set forth in such agreements. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.
The  Registrant has purchased an insurance policy  covering the  officers  and
directors of the Registrant  with  respect  to certain   liabilities  arising
under  the  Securities   Act   or otherwise.

Item 16.  Exhibits

     (a)  Exhibits.

     Exhibit

     Number              Description of Document

     2.1                 Agreement and Plan of Reorganization dated June 8,
                         1995 among Exar Corporation, Silicon Microstructures, Inc., Rohm Corporation and James W. Knutti, Henry V. Allen and Rohm U.S.A. Inc.
     5.1                 Opinion of Cooley Godward Castro Huddleson & Tatum.
     23.1                Consent  of  KPMG  Peat  Marwick  LLP.
                         Reference is made to page II-6.
     23.2                Consent   of  Cooley  Godward   Castro
                         Huddleson  &  Tatum.  Reference  is  made  to
                         Exhibit 5.1.
     24.1 Power of Attorney. Reference is made to page II-4.



Item 17.       Undertakings.

The undersigned registrant hereby undertakes:

 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of
prospectus shall be deemed  to  be  a  new registration   statement  relating
to  the  securities   offered therein,  and the offering of such securities at
that time  shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement
relating  to the   securities  offered  therein,  and  the  offering  of  such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnifica tion by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the
Registrant's annual report pursuant to Section 13(a)   or  Section  15(d)  of
the  Exchange  Act  (and,   where applicable,  each  filing of an employee
benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 or Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, County of Santa Clara, State of California, on July 31, 1995.


                                EXAR CORPORATION



     By:       /S/ RONALD W. GUIRE
               Ronald W. Guire
               Senior  Vice  President,  Chief
               Financial Officer
               and Secretary


                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George D. Wells and Ronald W. Guire and each or
any one of them, as his true and lawful   attorney-in-fact  and  agents   with
full   power   of substitution and resubstitution, for him and in his  name, place and  stead,  in  any  and all capacities, to  sign  any  and  all
amendments   (including  post-effective   amendments)   to   this Registration
Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys- in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them,
or  their  or  his  substitutes   or substitute, may lawfully do or cause to be
done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                  Title                         Date



/S/ GEORGE D. WELLS        President, Chief              July 31, 1995
George D. Wells            Executive Officer
                           and Director
                           (Principal Executive
                           Officer)


/S/ RONALD W. GUIRE        Senior Vice                   July   31, 1995
Ronald W. Guire            President, Cheif Financial
                           Officer
                           Secretary and Director
                           (Principal Financial and
                           Accounting Officer)


/S/ RAIMON L. CONLISK      Chairman of the               July   31, 1995
Raimon L. Conlisk          Board and Director


/S/ JAMES E. DYKES         Director                      July   31, 1995
James E. Dykes


/S/ GEORGE E. GREGA        Director                       July  31, 1995
George E. Grega

                       CONSENT OF INDEPENDENT ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


KPMG PEAT MARWICK LLP


Palo Alto, California
July 31, 1995

                               INDEX TO EXHIBITS

     Exhibit
     Number            Description of Document


     2.1               Agreement and Plan of Reorganization dated
                       June 8, 1995 among Exar  Corporation,
                       Silicon Microstructures, Inc., Rohm Corporation and James W. Knutti, Henry V. Allen and Rohm U.S.A. Inc

     5.1               Opinion of Cooley Godward Castro Huddleson & Tatum.

     23.1 Consent of KPMG Peat Marwick LLP. Reference is made to page II-6

     23.2 Consent of Cooley Godward Castro Huddleson & Tatum. Reference is made to Exhibit 5.1.

     24.1              Power of Attorney.  Reference is made to page II-4